Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-220761

Supplementing the Preliminary Prospectus dated January 4, 2018

Dated January 5, 2018

NOVAN, INC.

Free Writing Prospectus

This free writing prospectus relates to Novan, Inc. (“Novan,” the “Company,” “we,” “our” or “us”) and should be read together with the Preliminary Prospectus (as defined below) relating to the offering of the shares of common stock of Novan and warrants to purchase common stock.

Issuer:	Novan, Inc., a Delaware corporation.

Ticker/Exchange for common stock:	NOVN/The Nasdaq Global Market.

Common stock offered by us:	10,000,000 shares of common stock.

Warrants offered by us:	Warrants to purchase up to 10,000,000 shares of common stock. Each warrant will have an exercise price of $4.66 per share, will be exercisable upon issuance and will expire four years from the date of issuance.

Combined Price per Share of Common Stock and Accompanying Warrant	$3.80

Additional term of Warrants:

If we fail for any reason to timely deliver to the investor the warrant shares, we will pay to the holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of warrant shares subject to such exercise (based on the VWAP of the common stock (as calculated as described in the warrants) on the date of the exercise notice), $10 per trading day (increasing to $20 per trading day on the fifth trading day after such liquidated damages begin to accrue) for each trading day after the trading day on which the warrant shares were required to be delivered, until such warrant shares are delivered or the holder rescinds such exercise.

The Company has filed a Registration Statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) including a base prospectus and a preliminary prospectus supplement, dated January 4, 2018 (collectively the “Preliminary Prospectus”), with respect to the offering of shares of the Company’s common stock and warrants to which this communication relates. Before you invest, you should read the Preliminary Prospectus (including the risk factors described therein) and the other documents filed with the SEC and incorporated by reference in the Preliminary Prospectus for more complete information about us and the offering. You may get these documents, including the Preliminary Prospectus, for free by visiting EDGAR on the SEC website at http://sec.gov.

Alternatively, the underwriter of the offering will arrange to send you copies of the Preliminary Prospectus and final prospectus for the offering, when available, if you contact Piper Jaffray & Co., by mail at Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, by telephone at (800) 747-3924 or by email at prospectus@pjc.com.